Exhibit 99.1

For Immediate Release	Contact:	Francesca DeMartino
The Ruth Group, Inc.
646 536 7024
Fdemartino@theruthgroup.com

CRYO-CELL INTERNATIONAL, INC. REPORTS RESULTS

FOR FISCAL 2005

Company Reports Eighth Consecutive Quarter of Profitability, Increased Revenues and Strong

Cash Position

SOLIDLY POSITIONED TO ACCELERATE UNIT GROWTH

Oldsmar, FL – February 27, 2006 - CRYO-CELL International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), the world’s most established family cord blood bank, announced today financial results for the fiscal year ended November 30, 2005. Consolidated revenues for the fiscal year ended November 30, 2005 were approximately $14.5 million, up 19% from approximately $12.2 million for the fiscal year ended November 30, 2004. The revenue increase was attributable primarily to a July 2004 service price increase for new clients, as well as an overall increase in the customer base, driving an increase in recurring revenue.

Net income in fiscal 2005 was approximately $1.0 million, or $0.09 per basic common share, compared to net income of approximately $2.8 million, or $0.25 per basic common share, in fiscal 2004. Net income for the 2004 period included approximately $1.1 million from the reversal of all prior accruals related to the PharmaStem litigation. The reversal of the accrual resulted from a favorable ruling by the Court on post trial motions in the case during 2004. Without the accrual reversal, net income for the fiscal year ended November 30, 2005 decreased approximately $700,000 compared to the 2004 period. The decrease in net income year-over-year is attributable to a 31% increase in cost of sales and a 45% increase in marketing, general and administrative expenses in 2005 versus the 2004 period, partially offset by the 19% increase in revenue and the non-cash income liability reversal of $498,000 in connection with the renegotiation of a consulting agreement with a former officer.

Cost of sales were 29% of revenues in fiscal 2005 compared to 26% in fiscal 2004. Cost of sales were higher due to increased expenses for lab supplies, sales promotions and cord blood collection reimbursements. The increase in lab supplies is due to the Company’s implementation of a new processing methodology in accordance with newly established standards of the AABB (formerly known as American Association of Blood Banks). The new process utilizes closed-system bags rather than vial storage.

Marketing, general and administrative expenses were 63% of revenues in fiscal 2005 compared to 51% in fiscal 2004. The increase was attributable to the Company’s strategic decisions to enhance existing production procedures and quality systems as well as to expand sales and marketing initiatives. These decisions resulted in an increase in consumer advertising and consulting fees related to the deployment of a new customer database, as well as increased expenditures related to corporate rebranding and Sarbanes-Oxley compliance. These initiatives have positioned the Company for future growth.

For the three-month period ended November 30, 2005, the Company’s revenues were approximately $3.8 million, compared to approximately $3.2 million for the three-month period ended November 30, 2004. The 19% revenue increase over the same 2004 period is primarily attributable to the effects of the previously described price increase for newly enrolling clients, as well as the overall increase in customer base over the prior year.

Net income for the three-month period ended November 30, 2005 was approximately $142,000, or $0.01 per common share-basic, compared to net income of approximately $159,000, or $0.01 per common share-basic, for the three-month period ended November 30, 2004. The slight decrease in net income from Q4 2004 versus Q4 2005 is attributable to a 16% increase in cost of sales and a 72% increase in marketing, general and administrative expenses in the 2005 period versus the 2004 period, partially offset by the 19% increase in revenue.

Despite the investments in the new facility, operating infrastructure and information systems, the Company’s cash increased approximately $3.3 million over fiscal 2004. As of November 30, 2005, the Company had approximately $8.5 million in available cash, cash equivalents, marketable securities and other investments, and no long-term debt.

The Company recognized approximately $625,000 in licensee income for the fiscal year ended November 30, 2005, compared to approximately $549,000 for fiscal year ended November 30, 2004. Licensee income for fiscal 2005 consisted of royalty income earned on the subsequent processing and storage of specimens in geographic areas where the Company has licensing agreements and from the sale of sub-licenses by licensees. Licensee income for 2004 included approximately $232,000 of non-recurring income recognized on the sale of the India license agreement, with the remaining approximately $317,000 representing royalty income earned in geographical areas where the Company has license agreements and the sale of sublicense agreements.

“We are very pleased with the significant progress CRYO-CELL achieved in fiscal year 2005,”stated Mercedes Walton, Chairman and CEO. “We believe that our enhanced U-Cord(R) offering implemented in December, 2005 provides clients with the highest accredited quality and most innovative and superior-value family cord blood service available in today’s market. Furthermore, the Company is eagerly looking forward to the launch of our exclusive bundled offer, anticipated in the first half of 2006, that will combine Plureon® placental stem cells with CRYO-CELL’s traditional U-Cord® service. We believe that the ground-breaking Plureon® service offer will create heightened interest and awareness in both the consumer and professional markets. In addition to CRYO-CELL’s rapidly growing base of nearly 115,000 clients worldwide which represents a lucrative channel of high-margin recurring revenue, the Company continues to build upon a strong cash position and has no long-term debt.”

“Fourth quarter 2005 represents CRYO-CELL’s eighth consecutive quarter of profitability. This major milestone was achieved throughout a period in which the Company continued to build a formidable and self-funded strategic and operational platform,” Ms. Walton continued. “Moving forward in 2006 and beyond, CRYO-CELL is solidly positioned to accelerate unit growth. We believe that results in the coming periods will favorably reflect our commitment to achieve new levels of corporate performance, while we continue to build and create sustainable shareholder value.”

About CRYO-CELL International, Inc.

Based in Oldsmar, Florida, with nearly 115,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. CRYO-CELL is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.CRYO-CELLcryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the uncertainty of market acceptance of our proposed service offer relating to placental stem cells, given that placental stem cells have not yet been used in human therapies, and treatment applications using such stem cells are subject to further research; any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.

CRYO-CELL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	November 30, 2005	November 30, 2004
ASSETS

Current Assets
Cash and cash equivalents	$7,979,377	$4,737,368
Restricted cash	200,000	200,000
Marketable securities and other investments	484,491	602,612
Accounts receivable and advances (net of allowance for doubtful accounts of $633,557 and $379,654, respectively)	1,043,748	1,044,430
Receivable - Affiliates	—	231,880
Deferred tax assets	45,000	141,000
Prepaid expenses and other current assets	693,852	427,629

Total current assets	10,446,468	7,384,919

Property and Equipment-net	2,923,959	2,822,616

Other Assets
Marketable securities and other investments	35,222	664,297
Notes receivable	100,000	100,000
Investment in Saneron CCEL Therapeutics, Inc.	684,939	716,545
Deposits and other assets	42,922	93,336

Total other assets	863,083	1,574,178

Total assets	$14,233,510	$11,781,713

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$478,575	$482,703
Accrued expenses	1,171,845	1,337,024
Deferred revenue	3,277,622	2,771,490

Total current liabilities	4,928,042	4,591,217

Other Liabilities
Deferred revenue	4,457,245	2,884,782
Deferred tax liabilities	45,000	141,000
Long-Term Liability-Revenue sharing agreements	3,750,000	3,750,000
Deferred consulting obligation	658,666	1,250,466

Total other liabilities	8,910,911	8,026,248

Minority Interest	—	—

Stockholders’ Equity (Deficit)
Preferred stock ($.01 par value, 500,000 authorized and none issued)	—	—
Common stock ($.01 par value, 20,000,000 authorized; 11,624,629 as of November 30 2005, and 11,397,379 as of November 30, 2004 issued and outstanding)	116,247	113,974
Additional paid-in capital	23,768,054	23,428,840
Treasury stock	(839,301)	(839,301)
Accumulated other comprehensive loss	(274,834)	(130,250)
Accumulated deficit	(22,375,609)	(23,409,015)

Total stockholders’ equity (deficit)	394,557	(835,752)

Total liabilities and stockholders’ equity (deficit)	$14,233,510	$11,781,713

CRYO-CELL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years ended
	November 30, 2005	November 30, 2004
Revenue	$14,451,331	$12,210,273

Costs and Expenses:
Cost of sales	4,143,002	3,162,957
Marketing, general & administrative expenses	9,104,087	6,274,072
Litigation Accrual (Pharmastem)	—	(1,102,968)
Research, development and related engineering	26,148	82,509
Renegotiation of deferred consulting agreement	(498,161)	—
Impairment of assets	—	132,500
Depreciation and amortization	452,295	481,580

Total cost and expenses	13,227,371	9,030,650

Operating Income	1,223,960	3,179,623

Other Income (Expense):
Interest income	143,495	47,513
Interest expense	(863,713)	(750,128)
Other income	109	130,671
Licensee income	613,316	549,084

Total other income (expense)	(106,793)	(22,860)

Income before income tax benefit (expense) and equity in losses of affiliate	1,117,167	3,156,763

Income tax benefit (expense)	36,001	(86,001)
Equity in losses of affiliate	(119,762)	(137,852)

	(83,761)	(223,853)

Income from continuing operations	1,033,406	2,932,910

Loss on discontinued operations	—	(92,556)

Net Income	$1,033,406	$2,840,354

Net income from continuing operations per common share-basic	$0.09	$0.26

Net loss from discontinued operations per common share-basic	$0.00	$(0.01)

Net income per common share - basic	$0.09	$0.25

Weighted average common shares outstanding - basic	11,582,147	11,366,652

Net income from continuing operations per common share-diluted	$0.08	$0.25

Net loss from discontinued operations per common share-diluted	$0.00	$(0.01)

Net income per common share - diluted	$0.08	$0.24

Weighted average common shares outstanding - diluted	12,232,308	11,908,407

Comprehensive income:
Net income:	$1,033,406	$2,840,354

Net change in unrealized loss on marketable securities	(144,584)	(18,728)

Comprehensive income	$888,822	$2,821,626